November 27, 1995



File Desk
New York Stock Exchange, Inc.
20 Broad Street
New York, NY 10005

Gentlemen:

Enclosed is a one manually signed copy of Westmoreland Coal Company's Form 8-K electronically filed with the Securities and Exchange Commission on November 14, 1995.

Very truly yours,



Robert J. Jaeger
Vice President - Finance
Treasurer, and Controller

Enclosure

























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                 SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                          FORM 8-K


                      CURRENT REPORT

               Pursuant to Section 13 or 15 (d) of
               the securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Nov. 14, 1995
                                                  --------------

Westmoreland Coal Company
-------------------------
(Exact name of registrant as specified in its charter)


Delaware                   0-752                23-1128670
--------                   -----                ----------
(State or other      (Commission File        (IRS Employer
jurisdiction of            Number)         Identification #)

14th Floor - Holly Sugar Bldg., 2 North Cascade Avenue
Colorado Springs, Colorado                             80903
------------------------------------------------------------
(Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:
(719) 442-2600
--------------

Item 7.  Exhibits.
         --------

Press release dated November 14, 1995.
Press release dated December 13, 1995.
Letter to Shareholders dated December 1, 1995.







<PAGE 3>

Exhibit 1


                   Westmoreland Announces
                 Third Quarter 1995 Results



Colorado Springs, CO -- November 14, 1995 -- Westmoreland Coal Company (NYSE:WCX) today announced its third quarter 1995 financial results.


               THIRD QUARTER 1995 FINANCIAL RESULTS

Westmoreland Coal Company's net loss was $83.0 million in the third quarter of 1995 compared to a net loss of $0.7 million in the third quarter of 1994.
This loss was primarily due to the recognition of $91.2 million in liabilities in connection with the idling of the Company's Virginia Division coal mining operations. Net loss applicable to common shareholders was $84.2 million, or a loss of $12.10 per share, in the third quarter of 1995 compared to a net loss applicable to common shareholders of $1.9 million, or a loss of $0.28 per share, in the third quarter of 1994. The difference between net loss and net loss applicable to common shareholders is the result of the recognition of dividends payable to preferred shareholders, even if a preferred stock dividend was not declared.

The net loss applicable to common shareholders resulted in a shareholders' deficit of $43.7 million. As previously reported, the preferred stock dividend for the third quarter of 1995 was suspended in September due to the anticipation of this deficit in shareholders' equity after the idling of the Virginia Division.

The Company's operating loss was $83.1 million in the third quarter of 1995 compared to $0.9 million of operating income in the same period in 1994. Operating income for Westmoreland Energy, Inc., the Company's independent power operations segment, was $2.9 million compared to operating income of $3.0 million in the third quarter of 1994.

The operating loss of the Coal Operations segment was $86.1 million in the third quarter of 1995 compared to an operating loss of $2.2 million in same period in 1994. The major factors contributing to the operating loss were (1) an operating loss of

$79.0 million for the Virginia Division, compared with $1.0 million in operating income for the same period in 1994, and (2) the elimination of earnings of Criterion Coal Company which was sold in December, 1994 and the Hampton Division which was sold in January, 1995 ($1.3 million of operating income having been generated in the second quarter of 1994 from both properties).

The increased operating loss at the Virginia Division is attributable to the recognition of certain liabilities associated with idling the Division during
the third quarter and higher per ton production costs.   Total liabilities
recognized were postretirement medical costs of $38.2 million, a UMWA pension withdrawal liability of $20 million, the writedown of assets of $18.9 million,
<PAGE 4>

early retirement costs of $8.6 million and other costs totaling approximately
$5.5


million. The Virginia Division also recognized a $23.5 million gain during the third quarter from the sale of its coal supply contract with Duke Power.

Coal revenues in the third quarter of 1995 were $20.0 million from 1.5 million tons sold compared to $90.3 million from 3.6 million tons sold in the same period in 1994. The decrease was due to (1) the sale of the assets of Criterion Coal Company in 1994 and the sale of the Hampton Division in January, 1995, (2) reduced sales from the idled Virginia Division and (3) a significant reduction in brokered coal sales and the elimination of export coal sales.

See the attached Financial Highlights for additional information.

First Nine Months 1995 Financial Results
----------------------------------------

Westmoreland Coal Company's net loss was $92.0 million in the first nine months of 1995 compared to a net loss of $7.2 million in the first nine months of 1994. Again, this loss was primarily due to the recognition of $91.2 million in liabilities in connection with the third quarter idling of the Company's Virginia Division coal mining operations. Net loss applicable to common shareholders was $94.4 million, or a loss of $13.56 per share, in the first nine months of 1995 compared to a net loss applicable to common shareholders of $9.7 million, or a loss of $1.39 per share, in the first nine months of 1994.

Results for the nine months of 1995 included $9.6 million of gains on asset sales. Operating income for Westmoreland Energy, Inc. was $9.9 million for the first nine months of 1995 compared to $2.2 million for the same period in 1994.

The Company's operating loss was $99.1 million higher in the 1995 period than in 1994 principally due to (1) $96.5 million of increased operating losses at the Virginia Division and (2) the elimination of earnings of Criterion Company and the Hampton Division ($7.6 million in the first nine months of 1994 from both properties). This was offset by a $7.7 million improvement in operating income at Westmoreland Energy, Inc.

Coal revenues for the first nine months of 1995 were $100.3 million from 5.5 million of tons sold compared to $295.4 million from 11.6 million tons sold in the first nine months of 1994.

See the attached Financial Highlights for additional information.




<PAGE 5>
Liquidity Outlook
-----------------

Due to the carrying costs of the Virginia Division in its idled state and the ongoing cash costs related to postretirement medical and workers' compensation benefits, the Company's liquidity resources would be inadequate to meet operating requirements after the first quarter of 1996 without additional steps being taken. Accordingly, management expects to address this near-term problem by continuing to reduce costs and seeking buyers and/or operators for all or part of the Virginia Division's assets and/or related businesses. The Company, however, cannot give assurances at this time that these steps can be accomplished.

Christopher K. Seglem, Westmoreland's President and Chief Executive Officer said, Our strategy to divest under-performing assets and disengage from business lines with low margins and high working capital costs resulted in the continued viability of the Company during 1995, and the accumulation of cash resources for investment in strong new cash generating assets such as our ROVA II cogeneration facility and the Corona Group, our latest acquisition, which provides technical services and repair and maintenance services to the electric power industry.

However, the idling of the Virginia Division operations became crucial due to continuing and increasing losses in the first half of the year. The idling resulted in the recognition of substantial liabilities associated with those operations as well as the creation of a shareholders' deficit. Some of these charges may be reversed depending on the final disposition of the Virginia Division. We continue to aggressively seek suitable agreements for the sale or operation of the Virginia Division's assets and facilities. The Virginia Division's assets should be a source, not a use of cash in the near term. The operating facilities cannot be maintained in idled status indefinitely, however, due to high carrying costs. Likewise, it is essential that we promptly resolve a substantial portion of our heritage costs (liabilities for workers' compensation and postretirement medical benefits) and reclamation and pension obligations. As we have said before, meeting the cost of these continuing obligations represents the Company's greatest challenge.

Our carrying and heritage costs drain over $3.0 million per month of cash from the Company's reserves. Unless settled promptly, they will eliminate important resources of cash for reinvestment and continued operations. After more than three years of successfully implementing the necessary pieces of a turnaround plan, we remain squarely focused on these issues which must be satisfactorily resolved before Westmoreland can fully go forward to reinvest, grow and regain sustainable financial stability.

Third Quarter 10-Q Filed
------------------------

Westmoreland today filed its third quarter Form 10-Q with the Securities and Exchange Commission. Shareholders interested in receiving a copy of the Form 10-Q can request a copy from Westmoreland Coal Company by writing to the Company at the following address: Westmoreland Coal Company, Shareholder
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Relations Department, 2 North Cascade Ave., 14th Floor, Colorado Springs, CO,
80903. The Form is also available electronically through the Securities and Exchange Commission's EDGAR system